Credit Suisse Trust - International Equity Flex III Portfolio

Effective as of December 11, 2009, the Portfolio acquired all of the assets of Credit Suisse Trust - International Equity Flex I Portfolio and the Credit Suisse Trust - International Equity Flex II Portfolio (the "Portfolios") in exchange for shares of the Portfolio and the assumption by the Portfolio of the Portfolios' liabilities. Shares of the Portfolio were distributed to shareholders of the Portfolios and the Portfolios were subsequently dissolved. The Agreements and Plan of Reorganization relating to the transaction were approved at a meeting of the Boards of the Funds held on August 18, 2009.


Credit Suisse Trust - U.S. Equity Flex I Portfolio

Effective as of October 2, 2009, the Credit Suisse Trust -
U.S. Equity Flex I Portfolio acquired all of the assets of Credit Suisse Trust - U.S. Equity Flex II Portfolio, Credit Suisse Trust - U.S. Equity Flex III Portfolio and the Credit Suisse Trust - U.S. Equity Flex IV Portfolio (the Portfolios") in exchange for shares of the Portfolio and the assumption by the Portfolio of the Portfolios' liabilities. Shares of the Portfolio were distributed to shareholders of the Portfolios and the Portfolios were subsequently dissolved. The Agreements and Plan of Reorganization relating to the transaction were approved at a meeting of the Boards of the Funds held on May 12, 2009.